Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206753, 333-212851, 333-214077, 333-220382 and 333-241003) and Form S-3 (No. 333-284770) of Teva Pharmaceutical Industries Limited of our report dated February 3, 2026, except for the change in composition of reportable segments discussed in Notes 1, 3 and 19 to the consolidated financial statements, as to which the date is September 3, 2026, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September 3, 2026.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Tel Aviv, Israel

September 3, 2026